Exhibit 15.1

LETTER IN LIEU OF CONSENT FOR REVIEW REPORTS

August 15, 2012

TreeHouse Foods, Inc.
2021 Spring Road
Suite 600
Oak Brook, IL 60523

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of TreeHouse Foods, Inc. and subsidiaries for the three-month periods ended March 31, 2012 and 2011 and have issued our report on May 8, 2012, and for the three- and six-month periods ended June 30, 2012 and 2011 and have issued our report dated August 8, 2012.  As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012, are being incorporated by reference in this Registration Statement.

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or  reports prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois